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       TRICORD SYSTEMS, INC. SECURES $26 MILLION OF INSTITUTIONAL FUNDING



MINNEAPOLIS, April 18, 2000 -- Tricord Systems, Inc. (Nasdaq: TRCD) announced today that it has closed a $26 million capital investment in the company through a Private Placement of 3,250,000 shares of Common Stock. This financing was managed by Wit SoundView and institutions participating included Oppenheimer Funds and The Abernathy Group. This equity infusion will be used to launch a new line of server appliances.

"We are very pleased to have additional capital from such a prominent group of investors," said John Mitcham, co-CEO of Tricord Systems. Added co-CEO Rod Canion, "Tricord is now poised to bring to market storage-based products that enable an unprecedented level of scalability to meet the demands of Internet and e-commerce companies."

Tricord is focused on bringing to market a line of products in the category that International Data Corporation (IDC) describes as appliance servers, commonly referred to as server appliances. The initial products will be focused on Linux-based Network-Attached Storage (NAS) incorporating Tricord's breakthrough software technology. "We believe our solutions will have a strong appeal to customers whose storage requirements are growing rapidly and who need to easily manage and grow storage without downtime," said Joan Wrabetz, Tricord President and COO.

 "In today's Internet-driven, e-commerce markets, companies need storage solutions that can grow very fast at a very low cost to meet their demands," said Robert Gray, Research Director of Storage Systems for IDC. "Tricord's breakthrough approach has the potential to revolutionize the economics of storage by allowing customers to easily scale storage without downtime and with significantly reduced management costs,"

Tricord expects to provide more information about its revolutionary products in the coming months through further announcements.

ABOUT TRICORD SYSTEMS

Tricord Systems, Inc. develops server and storage appliances for the ISP/ASP/SSP, applications and general file serving market places. Tricord's products are based on its revolutionary storage management software, which enables seamlessly scalable storage. Founded in 1986, Tricord is based in Plymouth, MN USA. For general information about Tricord, visit the company's web site at www.tricord.com.

"Safe-Harbor" Statement Under Private Securities Act of 1995: The statements contained herein that are not historical facts contain forward-looking information with respect to plans, projections or future performance of the Company. There is no guarantee or assurance that these plans, projections or future performance of the Company as indicated will be achieved, and actual results could differ materially. Factors, certain risks and uncertainties that could impact the



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Company's future results include, without limitation, the ability of Tricord to complete development and release commercially its storage system products, the ability to enter into OEM relationships or otherwise develop distribution capabilities, the market acceptance of Tricord-enabled products, the ability of the Company to raise additional capital if needed and to maintain its cost structure in accordance with its operating plan, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10K for fiscal 1999.

For more information, please contact:

MEDIA CONTACT:                                     FINANCIAL CONTACT:
Elizabeth Hersey                                   John Gribi
Marketing Communications and                       Chief Financial Officer
Public Relations Manager                           612 551-6402
763-551-6609
lhersey@tricord.com